EXHIBIT 10.2

LICENSE AGREEMENT
(Clyra to BioLargo)

This License Agreement (the “Agreement”) is made this 1st day of March, 2024, by and between BioLargo, Inc., a Delaware corporation and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation, having a principal place of business at 14921 Chestnut St., Westminster, California 92683 (collectively referred to as “Licensee”), and Clyra Medical Technologies, Inc., a Delaware corporation, having a principal place of business at 3802 Spectrum Blvd, Suite 115, Tampa, FL 33612 (“Licensor”). Each of BioLargo and Clyra is a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Licensor has developed certain proprietary inventions claiming iodine and copper complexes and their uses as further described below; and

WHEREAS, the Parties desire to enter into this new Agreement to set forth their rights and obligations under an arrangement whereby Licensor licenses to Licensee its technology outside certain limited fields of use.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions.

a.	“Bankruptcy Act” means Title 11 of the United States Code, as now or hereafter in effect or any successor statute.

b.

“Confidential Information” means all proprietary confidential information that is generated by or on behalf of a Party under this Agreement, or that one Party has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including (a) such information comprising or relating to concepts, discoveries, inventions, data, designs or formulae arising from this Agreement, (b) any unpublished patent applications disclosed hereunder, and (c) royalty reports and any confidential information about Licensee’s business or products in development.

c.	“Effective Date” means the date first written above.

d.	“Field of Use” means any and all uses of the licensed Patent Rights, other than the Excluded Fields of Use.

e.	“Excluded Fields of Use” means the following defined fields of any and all direct application in human medical uses, including both prescription-based and over the counter products:

i.

The commercial field of articles, compositions, and methods for medical treatment to treat a condition comprising damage to a human patient, the condition including substantive traumatic or non-traumatic condition, without necessarily breach of the derma. Such medical treatment may include extended application of an article of manufacture (wraps, bandages, band aids and appliqués) over the epidermis, or wipes or direct application of medication such as liquid, ointment, gel, spray, cream or paste, including any chemistry used on or in a patient during surgery. As non-limiting examples of traumatic damage are cuts, scrapes, punctures, incisions and other intentional or accidental penetration damage through the epidermis. As non-limiting examples of non-traumatic conditions or treatment, prophylaxis or prevention of sores, topical infections, insect bites, sub-epidermal infections, boils, and lesions (in the absence of a previous wound at the site). This includes surgical damage to tissues and organs during surgical or other medical procedures as well as from accidental damage to tissues and organs. Surgical and medical procedures, and traumatic events, also include care of the mouth, gums, eyes, optical system and all other organs and tissues; and

ii.	the commercial field of oral, dental, and periodontis products and processes including mouthwash and rinse; and

iii.

the commercial field of the prevention and/or treatment of dermatological diseases or conditions by application of compositions onto humans excluding over-the-counter products. Such prevention or treatment does not include treatment of apparel, bedding, furniture, inanimate surfaces, animals (other than humans), or other applications not to humans, or, with respect to humans, prevention or treatment of odorous conditions.

f.

“Licensed Product” means (i) any article, kit, equipment, system, apparatus, or unit within the Field of Use covered by a valid claim of Patent Rights and (ii) any method, process, modality, procedure, practice, or course of action within the Field of Use covered by a valid claim of Patent Rights.

g.	“Patent Rights” means:

The following patents and patent applications as well as any divisions, substitutions, continuations, and reissues, re-examinations and extensions thereof, and foreign counterparts thereto.

Country	Title	Application Number	Application Date	Patent Number	Grant Date	Status	Inventors
US - (United States of America)	DISINFECTANTS WITH IODINE AND COPPER COMPLEXES FOR USE AGAINST CORONAVIRUS	16/874,525	5/14/2020	11,457,632	10/4/2022	Issued	Douglas J. MORGAN; Steve HARRISON; Tanya RHODES
US - (United States of America)	DISINFECTANTS WITH IODINE AND COPPER COMPLEXES FOR USE AGAINST CORONAVIRUS	17/819,439	8/12/2022	11,744,249	9/5/2023	Issued	Douglas J. MORGAN; Steve HARRISON; Tanya RHODES
US - (United States of America)	DISINFECTANTS WITH IODINE AND COPPER COMPLEXES (as amended)	18/053,224	11/7/2022			Published	Douglas J. MORGAN; Steve HARRISON; Tanya RHODES
US - (United States of America)	DISINFECTANTS WITH IODINE AND COPPER COMPLEXES FOR BIOFILM ERADICATION AND PREVENTION	18/345,895	6/30/2023			Pending	Douglas J. MORGAN; Steve HARRISON; Tanya RHODES
US - (United States of America)	SYSTEMS AND METHODS FOR REDUCING CONTAMINANTS IN A PORTION OF A PATIENT	16/714,288		11,103,657	8/31/2021	Issued	Spencer Brown, Brock Liden, Tanya Rhodes, Joe Almasy, Steven V. Harrison, Douglas J. Morgan

2.	Grant of License.

a.

Patent License. Unless otherwise terminated pursuant to Section 7 below, Licensor grants to Licensee a world-wide, exclusive, non-transferrable, sublicensable, royalty-free license (the “Patent License”) under the Patent Rights in the Field of Use, to make, have made, use, sell, offer for sale, import, and practice Licensed Products.

b.	Limitations. This grant of license rights is subject to the following limitations:

i.

the rights granted herein are granted only to the extent defined and described herein within the Field of Use and for such time period that Licensee is in compliance with the terms and conditions set forth herein;

ii.

no right or license is granted or implied to the Licensee or any person claiming through the Licensee under any patent or patent application of Licensor other than those specifically identified as the Patent Rights;

iii.	the Licensor reserves to itself all intellectual property rights that are not expressly granted by this Agreement; and

iv.

nothing herein should be construed to grant the Licensee the right to register or claim any trademark or trade name confusingly similar in sound, appearance or meaning to those claimed or registered by Licensor.

c.	Research and Development. During the Term, Licensee shall have the right to conduct research and development activities, and pursue other work necessary to develop and commercialize Licensed Products.

d.	Ownership. As between the Parties, Licensor shall own and retain all right, title and interest in, to and under the Licensed Patents and any improvements made by Licensor thereto.

3.	No Royalty. Licensee shall owe no royalty or other compensation in exchange for the licenses granted hereunder.

4.	License Term. Subject to early termination pursuant to Section 7, this License Agreement will expire upon the expiration of the last to expire of the Patent Rights.

5.	IP Maintenance and Enforcement.

a.

Maintenance. As between the Parties, Licensor will retain the right and responsibility to prosecute and maintain the Patent Rights in the Field of Use. Licensor shall bear all the costs incurred in connection with the filing, prosecution, and maintenance of all Patent Rights.

b.

Enforcement. In the event that either Party reasonably believes that any licensed Patent Right is being infringed by a third party or is subject to a declaratory judgment action arising from such infringement, in each case within the Field of Use, such Party shall promptly notify the other Party. In such event, Licensor shall have the right (but not the obligation) to enforce such Patent Rights with respect to any infringement, or to defend any declaratory judgment action with respect thereto (an “Enforcement Action”) with respect to any patent claims of the licensed Patent Rights, at Licensor’s expense.

6.

Marking of Patent Rights. All Licensed Products, including those produced pursuant to the rights granted in any sublicense agreement, shall include appropriate patent marking, including reference to specific Licensed Patents covering the Licensed Products applicable in the territory of sale of the Licensed Products. Licensee shall impose the patent marking obligations of this Section 6 on all sublicensees.

7.	Events of Default and Termination.

a.

This Agreement shall terminate automatically in the event that Licensee files a petition, or has a petition filed against it, under any laws relating to insolvency, including, without limitation, any filing under any provision of the Bankruptcy Act; or enters into any voluntary arrangement for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of its property or assets.

b.	Licensee may terminate this Agreement at any time upon providing written notice to Licensor.

c.

Licensor may terminate this Agreement upon thirty (30) days prior written notice should Licensee make use, sell, or offer for sale a product covered by a valid claim of the Licensed Patents and intended for use or sale outside the Field of Use and not cease making, using, selling, or offering for sale such products within thirty (30) days of Licensor’s providing to Licensee a breach notice (an “Event of Default”).

8.	Obligations and Rights Upon Termination.

a.	Upon termination of this Agreement by Licensor due to an Event of Default by Licensee, Licensee shall:

i.	immediately stop all business, sales, marketing, publication, public disclosure, research and development on Licensed Products; and

ii.

immediately terminate or assign to Licensor all of Licensee’s right, title, and interest in, to or under any agreements pursuant to which a third party is given rights relating to Patent Rights, including without limitation Sublicense Agreements.

b.	Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose.

c.

Upon any termination of this Agreement, any sublicenses granted by Licensee in compliance with the terms of this Agreement prior to the notice of termination, to the extent applicable to the Patent Rights and consistent with the Field of Use, shall continue in full force and effect as direct licenses from Licensor and any obligations sublicensee would have to Licensee under such sublicenses to the extent related to the sublicense of the Patent Rights, including payment obligations, shall become direct obligations to Licensor.

9.	Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows:

a.

Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.

Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.

The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions, or provisions of any contract to which Licensor is a party or otherwise bound.

d.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE PATENT RIGHTS HAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

10.	Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a.

Licensee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.

Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensor, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.

The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions, or provisions of any contract to which Licensee is a party or otherwise bound.

11.	Confidentiality.

a.

Duty of Confidence. During the Term and for seven (7) years thereafter (or in the case of trade secrets, until such time as the trade secret passes into the public domain, provided such trade secrets are identified as trade secrets at the time of disclosure by the disclosing Party), all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any third party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The receiving Party may use Confidential Information of the other Party only for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the receiving Party and its licensees and Sublicensees only to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by written obligations of confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the receiving Party.

b.	Exceptions. The obligations under this Article 11 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:
i.	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party;
ii.

was known to, or was otherwise in the possession of, the receiving Party without obligation of confidentiality prior to the time of disclosure by the disclosing Party, as evidenced by its contemporaneous written records;

iii.

is disclosed to the receiving Party on a non-confidential basis by a third party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any third party; or

iv.

is independently developed by or on behalf of the receiving Party, as evidenced by its contemporaneous written records, without use of or reference to the Confidential Information disclosed by the disclosing Party under this Agreement.

c.	Authorized Disclosures. Subject to this Section 11(c), the receiving Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:
i.

such disclosure is deemed necessary to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice or services to the receiving Party in connection with this Agreement, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the receiving Party;

ii.

disclosure by Licensee or its Sublicensees to obtain and maintain regulatory approval or to otherwise research, develop, manufacture, commercialize and exploit Licensed Products; provided that such disclosure shall be limited to the Confidential Information reasonably necessary to be disclosed for the foregoing purposes and subject to Licensee or its Sublicensees seeking confidential protection for Confidential Information disclosed pursuant to this Section 11(c)(ii); or

iii.

disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders, governmental regulations or applicable law (including the rules of any recognized stock exchange or quotation system), in each case subject to Section 11(d) or Section 11(e), as applicable; or

iv.

disclosure to potential or actual investors, collaborators, licensors, merger partners or acquirers in connection with due diligence or similar investigations by such third parties or, in the case of Licensee’s actual Sublicensees, the practice of such sublicense; provided, in each case, that (i) any such potential or actual disclosee agrees to be bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement as they apply to the receiving Party; (ii) Confidential Information disclosed is limited to only information for which disclosure is reasonably necessary to accomplish the permitted purpose; and (iii) receiving Party shall remain liable to the disclosing Party for such disclosee’s use or disclosure of such Confidential Information in any manner inconsistent with the provisions of this Article 11.

d.

Required Disclosures. If the receiving Party is required by judicial or administrative process or applicable law (including the rules of any recognized stock exchange or quotation system) to disclose Confidential Information that is subject to the non-disclosure provisions of this Article, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 11(d) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information as permitted by this Section 11(d) shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

e.

Securities Filings. If a Party is required by applicable laws (e.g., securities laws, rules and regulations), to disclose the existence, or the terms, of this Agreement or material developments hereunder, such Party shall promptly inform the other Party of the disclosure that is being sought and provide for a period of at least ten (10) Business Days, or if the period provided by such applicable law is less than ten (10) Business Days, maximum reasonable period allowable thereunder, in order to provide the other Party an opportunity to review and comment on the disclosure. The Party disclosing such information required by applicable law shall take all steps reasonably necessary, to ensure the continued confidential treatment of such information provided that each Party shall have the right to make any such disclosure that such Party determines is necessary under such applicable laws. The Party making such disclosure shall consider in good faith any timely comments to such disclosure provided by the other Party.

12.	Indemnification.

a.

Licensee Indemnification. Licensee shall indemnify, save and hold harmless Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) Licensee’s exercise of any of its rights or conduct of any activities granted hereunder, (ii) the commercial sale and/or use, clinical or otherwise, of Patent Rights, Licensed Products by Licensee, its sublicensees, or any customers of any of them in any manner whatsoever; (iii) the performance, non-performance, or harmful effects of the sale, manufacture, or use of the Licensed Products, including without limitation product liability claims; or (iv) third party patent infringement claims stemming from Licensee’s use of any Patent Rights or Licensed Products.

b.

Claims. If a claim for Damages (a “Claim”) is to be made by Licensor entitled to indemnification hereunder (the “Indemnified Party”) against the Licensee (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third-Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third-Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 12. If any lawsuit or enforcement action is filed against the Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of the Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

13.	General Provisions.

a.

Notices. All Notices, requests, and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by email, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensee: BioLargo, Inc.

14921 Chestnut St., Westminster, CA 92683

Attn: Dennis P. Calvert

Email: dennis.calvert@biolargo.com

If to Licensor:         Clyra Medical Technologies, Inc.

3802 Spectrum Blvd, Suite 115, Tampa, FL 33612

Attn: Steven V. Harrison, President

Email: steveh@clyramedical.com

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section 13.a, be deemed given upon delivery; (ii) if delivered by email to the email address as provided for in this Section 13.a, be deemed given upon email read receipt; and (iii) if delivered by messenger or courier to the address as provided in this Section 13.a, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.a. A Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b.

Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon; provided, however, that (i) Licensor may withhold its approval in its sole and absolute discretion and (ii) written approval from Licensee shall not be required for any disclosures that are required or which counsel advises Licensor are required by applicable law, including without limitation Federal securities laws, in which instance, Licensor shall so notify Licensee as reasonably promptly as commercially possible.

c.

Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

d.

Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e.

Governing Law. This Agreement has been made and entered into in the State of Delaware and shall be construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

f.

Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g.	Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h.

Costs and Attorney’s Fees. If any action, suit, arbitration, or other proceeding is instituted to remedy, prevent, or obtain relief from a default in the performance by any Party to this Agreement of its obligations under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 13.h, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

i.

Rights Cumulative. No right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j.

Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k.

Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l.

Assignment and Transfers. Except as otherwise expressly provided herein, Licensee may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Licensor. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail, electronic signatures, or other transmission methods, and so delivered shall be deemed have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this License Agreement (Clyra to BioLargo) as of the date first set forth above.

Licensee

BioLargo, Inc.

/s/Dennis P. Calvert

By:___________________________

Name:         Dennis P. Calvert

Title:         President

Date: March 1, 2024

BioLargo Life Technologies, Inc.

/s/Dennis P. Calvert

By:___________________________

Name:         Dennis P. Calvert

Title:         President

Date: March 1, 2024

Licensor

Clyra Medical Technologies, Inc.

/s/Steven V. Harrison

By:___________________________

Name:         Steven V. Harrison

Title:         President

Date: March 1, 2024

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